Exhibit 99.1

Primis Financial Corp. Announces Appointment of New Board Member Margaret Weichert

For immediate release

June 30, 2026

McLean, Virginia, June 30, 2026 –Primis Financial Corp. (NASDAQ: FRST) (“Primis” or the “Company”) and its wholly-owned subsidiary Primis Bank, today announced that Ms. Margaret M. Weichert was elected to Primis’ Board of Directors.

Ms. Weichert is a visionary financial services executive with a 30-year record of success in complex operating environments. Her background includes strategy, marketing, operations and profit and loss experience in banks, multinational corporations, large government agencies, start-ups, and not-for-profits. A former banker as well as an entrepreneur, Ms. Weichert has deep experience with technology (including, but not limited to, embedded payments, artificial intelligence, cloud, cyber and blockchain) and transformation. Ms. Weichert ran businesses at Accenture, Bank of America, First Data and The Clearinghouse with hundreds of millions in revenue, payment volume in trillions of U.S. dollars and government balance sheets over $2 trillion. She led transformational change in government as the Senate-confirmed Deputy for Management in the Office of Management and Budget and as leader of the government Office of Personnel Management. Ms. Weichert’s work as a payment industry inventor has resulted in sixteen U.S. patents and dozens of payment product and business model innovations. Ms. Weichert currently serves as an Adjunct Professor at Georgetown University and serves on the Advisory Board of the Smithsonian Libraries and Archives as well as several financial technology startups.

Dennis J. Zember, Jr., President and Chief Executive Officer of the Company, stated, "I am excited to welcome Margaret to the Primis and Primis Bank Board of Directors. Our time spent with her over the last few months leads us to believe she is the perfect fit for our strategy and culture. Her unique combination of technology and financial expertise along with a successful track record as an entrepreneur will be invaluable to us as we continue to build a highly profitable tech-forward organization."

About Primis Financial Corp.

As of March 31, 2026, Primis had $4.3 billion in total assets, $3.4 billion in total loans held for investment and $3.4 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through twenty-four full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	1676 International Drive, Suite 900
Phone: (703) 893-7400	McLean, VA 22102

Primis Financial Corp., NASDAQ Symbol FRST

Website: www.primisbank.com